CONSENT OF INDEPENDENT ACCOUNTANTS




     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-24340) of FMS Financial Corporation of our report dated February 13, 2003 relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.







/s/Pricewaterhouse Coopers LLP
---------------------------------
PricewaterhouseCoopers LLP
Philadelphia, PA



March 24, 2003